Pricing Supplement No. 2                        Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated December 12, 1996)         Registration No. 333-02895

CENTRAL LOUISIANA ELECTRIC COMPANY, INC.

UP TO $200,000,000

MEDIUM-TERM NOTES

DUE MORE THAN ONE YEAR FROM DATE OF ISSUE

Principal Amount........................      $15,000,000       Initial Redemption Date..............Not Applicable
                                        ----------------------                                       --------------

Original Issue Date.....................      April 8, 1997     Initial Redemption %.................Not Applicable
                                        -----------------------                                      --------------

Maturity Date...........................      April 9, 2007     Annual Redemption % Reduction........Not Applicable
                                        -----------------------                                      --------------

Price (as a % of Principal Amount)......            100%         Limitation Date.....................Not Applicable
                                        ------------------------                                     --------------

Interest Rate...........................           7.50%        Refunding Rate.......................Not Applicable
                                        ------------------------                                     --------------

Agents' Commission
(as a % of  Principal Amount)...........            .625%       Form.................................|X| Book Entry
                                        ------------------------

Optional Repayment Date.................   Not Applicable

Including the Medium-Term Notes issued pursuant to this Pricing Supplement, Central Louisiana Electric Company, Inc. (the "Company") has issued to date $35,000,000 aggregate principal amount of Medium-Term Notes under the Prospectus to which this Pricing Supplement relates (the "Notes") at interest rates then in effect.

If an Initial Redemption Date has been specified above, the Notes will be redeemable as a whole or in part, in increments of $1,000 (provided that any remaining principal amount of any such Note shall be at least $1,000), on the Initial Redemption Date or on any date subsequent thereto, at the option of the Company upon not more than 60 nor less than 30 days prior notice, at the applicable redemption price set forth above, with accrued interest to the date of redemption; provided, however, that if a Limitation Date has been specified above, no Notes shall be redeemed prior to the Limitation Date specified above as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of monies borrowed having an interest cost to the Company (calculated in accordance with generally accepted financial practice) of less than the Refunding Rate specified above. The redemption price shall initially be the Initial Redemption Percentage specified above of the principal amount of the Notes to be redeemed and shall decline at each anniversary of the Initial Redemption Date by the Annual Redemption Percentage Reduction specified above of the principal amount to be redeemed until the redemption price is 100% of such principal amount.

If an Optional Repayment Date has been specified above, the Notes will be repayable by the Company at the option of the registered owner ("Holder") thereof on the Optional Repayment Date in whole or in part in increments of $1,000 (provided that any remaining principal amount of any such Note shall be at least $1,000) at 100% of the principal amount of the Note to be repaid together with interest thereon payable to the date of repayment. To elect the repayment option, the depositary in whose name the Notes are registered (the "Depositary"), the Depositary's nominee or an authorized participant of the Depositary must provide written notice of such election in a form acceptable to The Bank of New (Continued on Page 2)

SALOMON BROTHERS INC
                 FIRST CHICAGO CAPITAL MARKETS, INC.
                                     MERRILL LYNCH & CO.
                                                        SMITH BARNEY INC.

The date of this Pricing Supplement is April 7, 1997              Page 1 of  2

Pricing Supplement No. 2                       Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated December 12, 1996)        Registration No. 333-02895


York or its successor (the "Trustee"), which notice must be received by the Trustee at its corporate trust office (or such other address of which the Company shall from time to time notify the Holders) not more than 60 nor less than 30 days prior to the Optional Repayment Date. Notices of elections from participants on behalf of beneficial owners of the Notes to exercise their option to have the Notes repaid must be received by the Trustee by 5:00 p.m., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the Trustee on a particular day, the beneficial owner of Notes must so direct the applicable participant through which it holds an interest in such Note before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of Notes should consult the participants through which they own their interest in the Notes for the respective deadlines for such participants. In the event of repayment of the Notes in part only, new Notes for the unpaid portion thereof shall be issued in the name of the Holder thereof. Any exercise of such repayment option will be irrevocable.

First Chicago Capital Markets, Inc., Merrill Lynch & Co. and Smith Barney Inc. (each an "Agent") each purchased $5,000,000 aggregate principal amount of the Notes offered hereby at a price of 99.375% of the principal amount thereof, for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale as determined by such Agent. Each Agent has advised the Company that it may sell all or a part of the Notes to one or more dealers at varying prices related to prevailing market prices at the time of such sale, as determined by such Agent, less a concession to be agreed upon between such Agent and any such dealer.

















The date of this Pricing Supplement is April 7, 1997               Page 2 of  2